UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 21, 2005

SPRINT NEXTEL CORPORATION

(Exact name of Registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Edmund Halley Drive, Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                                                                            (703) 433-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Proposed Acquisition of Alamosa Holdings, Inc.

On November 21, 2005, Sprint Nextel Corporation, Alamosa Holdings, Inc. and AHI Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel, entered into an agreement and plan of merger, pursuant to which Sprint Nextel agreed to acquire Alamosa for approximately $4.3 billion, which includes the assumption of approximately $900 million of net debt.

Pursuant to the terms of the merger agreement, Sprint Nextel will acquire all of Alamosa’s outstanding common stock in a cash merger at a price of $18.75 per share (the “Merger”). Upon completion of the Merger, Alamosa will become a wholly owned subsidiary of Sprint Nextel.

The Merger is expected to close in the first quarter of 2006 and is subject to regulatory approvals, as well as other customary closing conditions.

As part of the merger agreement, Sprint Nextel and Alamosa will seek an immediate stay of litigation pending in the Delaware Court of Chancery, with a final resolution to become effective upon the closing of the acquisition.

Sprint Nextel also entered into a stockholders agreement with certain stockholders of Alamosa pursuant to which such stockholders have agreed to vote their shares in favor of the Merger, subject to the terms and conditions contained therein and in the merger agreement.

Additional Information and Where to Find It

In connection with the proposed acquisition and required shareholder approval, Alamosa will file with the SEC a proxy statement. The proxy statement will be mailed to the shareholders of Alamosa. Alamosa’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Alamosa. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Alamosa by going to Alamosa’s Investor Relations page on its corporate website at www.alamosapcs.com.

Alamosa and its officers and directors may be deemed to be participants in the solicitation of proxies from Alamosa’s shareholders with respect to the acquisition. Information about Alamosa’s executive officers and directors and their ownership of Alamosa stock is set forth in the proxy statement for the Alamosa 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 14, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Alamosa and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, Sprint Nextel and its officers and directors may be deemed to have participated in the solicitation of proxies from Alamosa’s shareholders in favor of the approval of the acquisition. Information concerning Sprint Nextel’s directors and executive officers is set forth in Sprint Nextel’s joint proxy statement/prospectus, which was filed with the SEC on June 10, 2005, and other reports filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Sprint Nextel’s Investor Relations page on its corporate website at www.sprint.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed transactions by various regulatory agencies, and any conditions imposed on the companies in connection with consummation of the transactions described herein; approval of the merger between Sprint Nextel and Alamosa by the stockholders of Alamosa; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in Sprint Nextel’s and Alamosa’s respective reports filed with the SEC, including each company’s annual report on Form 10-K for the year ended December 31, 2004, as amended, and their respective quarterly reports on Form 10-Q for the quarterly period ended March 31, 2005, June 30, 2005 and September 30, 2005. This document speaks only as of its date, and Sprint Nextel disclaims any duty to update the information herein.

Press Release

On November 21, 2005, Sprint Nextel and Alamosa issued a press release announcing that their boards of directors have approved a definitive agreement for Sprint Nextel to purchase Alamosa for approximately $4.3 billion, as discussed above. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Sprint PCS Affiliates

Through its relationship with independent PCS affiliates, Sprint Nextel has expanded its wireless footprint into certain areas of the United States. These Sprint PCS Affiliates currently serve approximately 3 million subscribers. As previously disclosed, Sprint Nextel is subject to exclusivity and other provisions under its arrangements with the Sprint PCS Affiliates. Sprint Nextel has been engaged in discussions with various Sprint PCS Affiliates in addition to Alamosa regarding possible amendments to those affiliates’ commercial arrangements with Sprint Nextel and other possible resolutions to Sprint Nextel’s relationship with Sprint PCS Affiliates in light of the pending Sprint Nextel merger. These discussions are ongoing, and there can be no assurance that any agreements will be reached with any Sprint PCS Affiliates or, if reached, of the timing or nature of any such agreements. No further disclosure will be made by Sprint Nextel unless and until definitive agreements are reached.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Number	Exhibit
99.1	Press release, dated November 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT NEXTEL CORPORATION

Date: November 21, 2005	By:	/S/ GARY D. BEGEMAN
Gary D. Begeman, Vice President

:

EXHIBIT INDEX

Number	Exhibit
99.1	Press release, dated November 21, 2005.

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